Exhibit 99.2

ARIAD Announces Long-Term Molecular Response Data on Ponatinib

51 percent of chronic-phase CML patients in Phase 1 trial and 34 percent in Phase 2 PACE trial achieve major molecular response

ATLANTA & CAMBRIDGE, Mass.--(BUSINESS WIRE)--December 10, 2012--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced updated molecular response data from its Phase 1 and pivotal Phase 2 trials of ponatinib, its investigational BCR-ABL inhibitor, in heavily pretreated patients with resistant or intolerant chronic myeloid leukemia (CML) or Philadelphia chromosome-positive acute lymphoblastic leukemia (Ph+ ALL). The studies now show that 51 percent of chronic-phase CML patients in the Phase 1 trial achieved a major molecular response (MMR) with a median follow-up of 30 months, and 34 percent of chronic-phase patients achieved MMR in the PACE trial with a median follow-up of 15 months.

These data are being featured today at 6:00 p.m. in two poster presentations at the 54th Annual Meeting of the American Society of Hematology (ASH) being held in Atlanta, Georgia.

Molecular response is a measurement of blood levels of the transcript product of the BCR-ABL oncogene. MMR is defined as a value less than or equal to 0.1% on the accepted International Scale. All patient samples were evaluated for molecular response at a single central laboratory (Molecular MD) using a standardized assay. MMR is a secondary efficacy endpoint for chronic-phase CML patients in ARIAD’s Phase 1 and pivotal Phase 2 PACE trials of ponatinib.

Phase 1 Trial MMR Rates in Chronic-Phase CML Patients

The ongoing Phase 1 dose-escalation study of ponatinib enrolled 81 patients with resistant or refractory hematologic cancers, including 43 patients with chronic-phase CML. Sixty-one percent of the chronic-phase CML patients in this study had failed at least three prior tyrosine kinase inhibitors (TKI).

  With a median follow-up of 30 months, 51 percent (22 of 43) of patients with chronic-phase CML enrolled in the study achieved MMR, including 75 percent (9 of 12) who had the T315I mutation, which is the most common mutation among resistant patients.
  The median time to MMR was 5.6 months, and the median duration of MMR in chronic-phase CML has not yet been reached. At the time of analysis, 21 of 22 patients who achieved MMR remained in the study and continued to receive ponatinib.
  Molecular response rates increased over time with nine percent (4 of 43) of chronic-phase CML patients achieving MMR by 3 months and 51 percent (22 of 43) achieving MMR overall. Patients continued to achieve MMRs after 12 months of follow-up.
  Thirty-three percent (14 of 43) of chronic-phase CML patients achieved MR4 (4-log reduction in BCR-ABL transcripts).
  The most common non-hematologic treatment-related adverse events in all patients in this trial included rash (42%), arthralgia (20%), increased lipase (20%), fatigue (19%) and dry skin (19%), with the majority of these being grades 1 or 2 in severity. The most common hematologic treatment-related adverse events included thrombocytopenia (34%), neutropenia (14%) and anemia (12%), with thrombocytopenia and neutropenia being primarily grades 3 or 4 in severity.

PACE Trial MMR Rates in Chronic-Phase CML Patients

The ongoing pivotal Phase 2 PACE trial enrolled 449 patients with chronic myeloid leukemia (CML) or Philadelphia-positive acute lymphoblastic leukemia (Ph+ ALL), who are resistant or intolerant to dasatinib or nilotinib or who have the T315I mutation.

  With a median follow up of 15 months, 34 percent (91 of 267) of chronic-phase CML patients achieved MMR; the reported prior MMR rate to their most recent TKI was three percent.
  Fifteen percent (39 of 267) of patients achieved a 4.5-log reduction of BCR-ABL transcripts (MR4.5).
  Fifty-three percent (10 of 19) of chronic-phase patients who failed only one prior approved TKI achieved MMR with ponatinib.
  The median time to MMR among responders was 6 months. MMR was durable with 81 percent of patients estimated to remain in MMR at 12 months (by Kaplan-Meier analysis). Median duration of MMR among chronic-phase CML patients has not yet been reached.

  The most common non-hematologic treatment-emergent adverse events in all patients in the PACE trial included rash (38%), abdominal pain (38%), headache (35%), dry skin (35%), and constipation (34%), with the majority of these being grades 1 or 2 in severity.
  The most common hematologic treatment-emergent adverse events were thrombocytopenia (42%), neutropenia (24%), and anemia (20%), which were primarily grades 3 or 4 in severity.
  Pancreatitis and pneumonia were the most common non-hematologic treatment-emergent serious adverse events (5% each), followed by abdominal pain (4%), myocardial infarction (3%), congestive heart failure (3%), atrial fibrillation (3%), and pyrexia (3%). The most common hematologic serious adverse events were anemia, febrile neutropenia, and thrombocytopenia (3% each).

About Ponatinib

Internally discovered at ARIAD, ponatinib is an investigational BCR-ABL inhibitor that also selectively inhibits certain other tyrosine kinases in preclinical studies, including FLT3, RET, KIT, and the members of the FGFR, PDGFR and VEGFR families of kinases.

The primary target for ponatinib is BCR-ABL, an abnormal tyrosine kinase that is expressed in chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL). Ponatinib was designed using ARIAD’s computational and structure-based drug design platform to inhibit the activity of BCR-ABL with high potency and broad specificity. Ponatinib targets not only native BCR-ABL but also its isoforms that carry mutations that confer resistance to treatment with existing tyrosine kinase inhibitors, including the T315I mutation for which no effective therapy currently exists.

About CML and Ph+ ALL

CML is a cancer of the white blood cells that is diagnosed in approximately 5,000 patients each year in the United States. CML is a type of leukemia characterized by the increased and unregulated growth of predominantly myeloid cells in the bone marrow and the accumulation of these cells in the blood. The genetic hallmark of CML is the Philadelphia chromosome, an abnormality resulting in a fusion of the BCR and ABL genes. This is known as Philadelphia chromosome-positive CML, or Ph+ CML.

Treatment of CML usually includes a targeted therapy, a tyrosine kinase inhibitor (TKI) (e.g., imatinib, dasatinib or nilotinib), followed by chemotherapy if the disease progresses. Ph+ ALL is a subtype of acute lymphoblastic leukemia that carries the Ph+ chromosome that produces the fused BCR-ABL gene. It is known to have a more aggressive course than CML and is often treated with a combination of chemotherapy and TKIs. Because both of these diseases express the BCR-ABL protein, this would render them potentially susceptible to treatment with ponatinib.

About ARIAD

ARIAD Pharmaceuticals, Inc. is an emerging global oncology company focused on the discovery, development and commercialization of medicines to transform the lives of cancer patients. ARIAD’s approach to structure-based drug design has led to several internally discovered, molecularly targeted product candidates for drug-resistant and difficult-to-treat cancers, including certain forms of chronic myeloid leukemia and non-small cell lung cancer. For additional information, visit http://www.ariad.com.

This press release contains “forward-looking statements” including, but not limited to, statements relating to the updated clinical data for ponatinib, the positive treatment effects of ponatinib over time and the timing of regulatory filings for marketing approvals. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

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ARIAD Pharmaceuticals, Inc.
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